SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 8-K

                                CURRENT REPORT



                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported) July 30, 1998



                           ONE VALLEY BANCORP, INC.
            (Exact name of registrant as specified in its charter)


         West Virginia             0-10042            55-0609408
 (State or other jurisdiction    (Commission       (I.R.S. Employer
       of incorporation)         File Number)     Identification No.)


              One Valley Square, Charleston, West Virginia  25326
                   (Address of principal executive offices)
                                  (Zip Code)


                                (304) 348-7000
             (Registrant's telephone number, including area code)


                                Not applicable
  (Former name, address, and fiscal year, if changed since last report)


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                          One Valley Bancorp, Inc.

Item 5.   Other Events


On July 30, 1998, One Valley Bancorp, Inc. and Summit Bankshares, Inc., headquartered in Raphine, Virginia, jointly announced that it is now anticipated that the closing of the transaction for One Valley to acquire Summit Bankshares will occur at the close of business on August 7, 1998. The closing had originally been anticipated to occur by September 30, 1998.

The announcement of the new closing date was made by J. Holmes Morrison, President and Chief Executive Officer of One Valley, and W. Lowrie Tucker, III., President and Chief Executive Officer of Summit Bankshares.

The transaction has received all requisite approval by regulatory authorities and the stockholders of Summit approved the merger at a Special Meeting held on July 30, 1998.

Pursuant to the agreement, each share of Summit Bankshares common stock outstanding will be converted into 1.36 shares of One Valley common stock. This transaction will be accounted for as a pooling of interests.

One Valley, with headquarters in Charleston, West Virginia is the largest bank holding company based in West Virginia with $5.7 billion in total assets. One Valley operates as a super community bank with 11 affiliate banks and 114 locations - 78 in West Virginia and 36 in Virginia. Following the merger with Summit Bankshares, which has $200 million in total assets on June 30, 1998, One Valley Bancorp will be a $5.9 billion asset company with 125 locations. Assets in Virginia will total $1.5 million, making One Valley the 8th largest banking company in that state.

                               SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                            One Valley Bancorp, Inc.

DATE   July 30, 1998

                            BY  /S/ Laurance G. Jones
                                    Laurance G. Jones
                                    Executive Vice President &
                                     Chief Financial Officer